EXHIBIT 10.13

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into as of January 19, 2001 (“Effective Date”) by and between salesforce.com, Inc., a Delaware corporation (“SFDC”) and salesforce.com Japan, Ltd., a Japanese corporation (“Licensee”). SFDC and Licensee are hereinafter collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, SFDC provides Internet-based customer relationship management application services using proprietary software and technology;

WHEREAS, pursuant to a Joint Venture Agreement dated as of December 7,2000 (the “JV Agreement”) between SFDC and Sunbridge, Inc., a Japanese corporation (“SB”), SFDC and SB established Licensee for the purpose of providing, in Japan, internet-based customer relationship management application services;

WHEREAS, Licensee desires to obtain a license to use certain of SFDC’s trademarks, software and technology in Japan and SFDC desires to grant such a license on the terms and conditions set forth herein;

WHEREAS, Licensee desires to obtain, and SFDC desires to perform certain development, support and other services in connection with establishing and operating Licensee’s application services; and

WHEREAS, until such time as Licensee establishes a data center in Japan to host its application services, SFDC desires to host the application services for Licensee.

NOW, THEREFORE, in consideration of the obligations, representations, warranties and covenants herein, the Parties agree as follows:

AGREEMENT

1. Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

1.1. “Business” means the development, operation, administration, distribution, provision, support, maintenance and marketing of application services to Customers similar to the services provided by SFDC in the United States as of the Effective Date and during the term of this Agreement, including all activities incidental thereto.

1.2. “Client Programs” means, to the extent the Localized Software is based on a client/server architecture, any portion of the Localized Software that is designed to be installed and used on a client computer at the Customer site.

1.3. “Confidential Information” shall have the meaning set forth in Section 10.

1.4. “Consulting Services Agreement” means the Consulting Services Agreement between the Parties of even date hereto.

1.5. “Customer” means (a) any individual or legal entity having a valid residential or business mailing address in the Territory, including, in the case of entities, the entity’s extra-Territorial offices, employees and agents, and (b) any individual or legal entity conducting business in Japan or marketing its goods and services targeted primarily at the Japanese-language market in the Territory.

1.6. “Customer Data” means any data and information relating to Customers and their use of the Japan Service and Localized Products, whether collected by or for Licensee or SFDC. “Customer Data” does not include data which Customers enter into the Localized Products for their own business usage.

1.7. “Distributors” means any commercial entities, including without limitation dealers, distributors, resellers, and VARs, that are appointed by Licensee in accordance Section 3.3

1.8. “Documentation” means the standard documentation for the Software, including without limitation user, reference, technical (e.g., systems operation) and training manuals, and any training materials provided to Licensee by SFDC in connection with any training conducted pursuant to this Agreement or the Consulting Services Agreement.

1.9. “Domain Names” shall mean the domain names “salesforce.co.jp” and “salesforce.ne.jp”, which have been or may be registered by Licensee in Japan.

1.10. “Initial Phase” shall have the meaning set forth in Section 2.9.

1.11. “Intellectual Property Rights” means any and all intellectual property rights, including, without limitation, (i) all rights, title and interest in all patents and patent applications, including any reissue, divisional, continuation-in-part and substitution patents and/or applications throughout the world; (ii) all rights, title and interest in all trade secrets, and all trade secret rights, and all equivalent rights, under common law, state law, federal law and the law of any country or political subdivision thereof; (iii) all rights, title and interest in all copyrights and copyrighted or copyrightable subject matter, copyright rights and other literary property or author’s rights, whether or not protectable by copyright; (iv) all rights, title and interest in any and all know-how, whether or not patentable, copyrightable, or protectable as trade secrets and (v) all rights, title and interest in any and all trademarks, service marks, trade names, logos and slogans, throughout the world, whether or not applied for or registered.

1.12. “Japan Service” means a service targeted at Customers by which Localizations (whether partial or complete) of the SFDC Service are made available through the Localized Web Site.

1.13. “Licensee Web Site” means a Web Site controlled by Licensee and operated by or for Licensee under the domain name “salesforce.co.jp”, or the successor or substitute Web Site therefor, or, during the Initial Phase, at http://www.salesforce.com/jp.

1.14. “Localize” means to translate into Japanese and adapt and/or modify (including without limitation addition and deletion) for use in the Japanese market such that, for example, text, visual displays, printouts, and other elements have been translated into Japanese and formatted for use in Japan and the currency, content, look and feel and/or functional variations (e.g., multi-byte enablement) required for or appropriate to the Japanese market have been incorporated, and “Localization” means the results (e.g., the translated and/or modified version of the Software, Documentation or SFDC’s Trademarks) of such translation, adaptation and/or modification.

1.15. “Localized Documentation” means the Documentation that has been Localized pursuant to this Agreement.

1.16. “Localized Products” means collectively the Localized Documentation, Localized Sales Materials, Localized Software and Localized Web Site.

1.17. “Localized Sales Materials” means the Localizations of the Sales Materials that have been Localized pursuant to this Agreement.

1.18. “Localized Software” means the Localizations of the Software that has been Localized pursuant to this Agreement.

1.19. “Localized Web Site” means the Localizations of the SFDC Web Site that has been Localized pursuant to this Agreement.

1.20. “Multinational Company” means any legal entity having a substantial presence both inside and outside the Territory.

1.21. “Products” means collectively the Documentation, Sales Materials, Software and SFDC Web Site.

1.22. “Sales Materials” means the samples of marketing and sales literature, brochures, documents and other materials distributed by SFDC in connection with its products and services and the SFDC Web Site.

1.23. “Server Programs” means, to the extent the Localized Software is based on a client/server architecture, any portion of the Localized Software that is designed to be installed and used on a server.

1.24. “SFDC Service” means the service offered by SFDC by which products and services hosted on servers are made available through the Internet for use by customers. The SFDC Service includes without limitation the products, services, functions and features offered through the SFDC Web Site.

1.25. “SFDC Web Site” means the HTML, Java, PL/SQL, C, C++ and other software code and associated data and files used by SFDC to operate any Web Site controlled by SFDC at http://www.salesforce.com as of the Effective Date, and all major and minor modifications, additions to, and deletions from such Web Site, or any successor or substitute Web Site therefor, that are made during the term of this Agreement.

1.26. “Software” means the object code, source code and other code versions of SFDC’s customer relationship management software and all other software within the System Technology existing as of the Effective Date or developed during the term of this Agreement, along with all related major and minor updates, versions, releases, upgrades, corrections, enhancements, fixes, patches, and other modifications to such software developed during the term of this Agreement. “Software” shall include any Server Programs and Client Programs, to the extent that the Software is based on a client/server architecture. “Software” shall not include any third party software used by SFDC as part of the server infrastructure to deliver the SFDC Service.

1.27. “System Technology” shall mean all proprietary computer software (including all object code, source code, HTML, Java, PL/SQL, C, C++ and other code, files, records and data), and all know-how, techniques, processes, methods, products, applications and other technology that SFDC owns, controls or acquires and has the right to license to Licensee, to the extent utilized in or for the development, operation, administration, distribution, provision, support, maintenance and/or marketing of the SFDC Service as of the Effective Date (and during the term of the Agreement) and which are reasonably necessary or relevant for Licensee to develop, operate, administer, distribute, provide, support, maintain and market in the Territory products and services similar to those provided by SFDC as of the Effective Date (and during the term of the Agreement). System Technology includes, without limitation, the Products, any Localizations of the System Technology developed by SFDC, and other information possessed by SFDC relating to or reasonably necessary to provision of the Japan Service to Customers (whether Licensee or SFDC hosts the Japan Service).

1.28. “Territory” means Japan.

1.29. “Trademarks” means, with respect to a Party, (i) the trademarks, tradenames and service marks used by that Party that are set forth in Exhibit A, whether registered or unregistered; (ii) the respective stylistic marks and distinctive logos for such trademarks, tradenames and service marks; (iii) such other marks and logos as such Party may designate from time to time in writing as subject to this Agreement; and (iv) in the case of SFDC, any derivative or Localization of any of the foregoing that has been created pursuant to Section 5.

1.30. “User Documentation” shall mean the portion of the Documentation which SFDC determines may be distributed, as Localized, to Customers along with the Localized Software.

1.31. “Web Site” shall mean any Internet-based website, URL, network site or other Web or network address.

2.	Initial Phase: Exclusive Service Reseller.

2.1. Initial Phase. The Parties acknowledge that it is their intent to have the Japan Service, Localized Web Site and Localized Software hosted from servers located in the Territory. However, the Parties anticipate it will take some time and resources to Localize, launch and operate such items without any dependence on SFDC’s servers, infrastructure, and commercial software. Accordingly, the Parties agree that, until such time as Licensee determines it is economically and technologically feasible to host the Japan Service, Localized Web Site, Localized Software and any third party software used by SFDC as part of the server infrastructure to deliver the SFDC Service, from servers in the Territory and provides written notice to SFDC of such determination, SFDC shall host these items on its servers in the United States and Licensee shall market and sell the Japan Service to Customers. The Parties will mutually agree on the appropriate method of directing Customers to the Japan Service during the Initial Phase, whether by framing, linking or otherwise, but in any event the Parties agree that Customers will use the Licensee Web Site as the gateway to the Localized Web Site hosted by SFDC.

2.2. Exclusivity. Accordingly, SFDC hereby appoints Licensee, and Licensee hereby accepts the appointment, as the exclusive authorized distributor, marketer and seller of the Japan Service to Customers, with the right to appoint Distributors in the Territory. SFDC agrees it will not, and will not permit any third party to, (except as necessary to fulfill SFDC’s obligations pursuant to this Agreement and the Consulting Services Agreement or as otherwise agreed by the Parties) create, distribute, sell, market, use, offer, link to or from, frame, or otherwise exploit any Localizations (or any other version targeted at the Japanese-language market) of the SFDC Service, System Technology, any Product, or any services based on the foregoing, in whole or in part, during the term of this Agreement.

2.3. Multinational Customers. Each party shall have the right to pursue sales opportunities with any Customer that is a Multinational Company where the Customer’s headquarters is located (a) in the Territory, in the case of Licensee, and (b) outside the Territory, in the case of SFDC. The Parties agree to develop a policy for revenue sharing that fairly reflects the costs incurred by each in selling to, providing the SFDC Service or Japan Service, as applicable, to, and supporting such Customers. SFDC agrees it will not enter any agreement with any Multinational Company that would breach the exclusive rights granted to Licensee hereunder, unless Licensee provides prior written consent thereto and the Parties mutually agree on appropriate revenue sharing or other payment to Licensee in consideration therefor. Licensee agrees it will not enter any agreement with any Multinational Company that would breach the scope of the exclusive rights reserved by Licensee hereunder, unless SFDC provides prior written consent thereto and the Parties mutually agree on appropriate revenue sharing or other payment to SFDC in consideration therefor.

2.4. Commitment. Licensee shall use commercially reasonable efforts to promote, market and support the Japan Service in the Territory. Licensee shall maintain such staff, equipment and facilities as it deems necessary to adequately serve the needs of Customers of the Japan Service.

2.5. Software License. During the term of this Agreement, including without limitation, during the Initial Phase, Licensee may internally install, operate and use the Software, Documentation and Sales Materials (in their English-language version) solely for purposes of testing, evaluation, Localization, training and demonstration.

2.6. Support; Service Level. SFDC shall, at no additional charge, (a) provide to Licensee, during the term of this Agreement, the support and maintenance services (“Support Services”) and (b) meet, during the Initial Phase, the service levels (“Service Levels”), in each case as set forth in Exhibit B.

2.7. Training. SFDC shall provide to Licensee, at no additional charge and at times and locations (potentially web-based) mutually agreeable to the Parties, (a) two (2) in-house technical training sessions with respect to the SFDC Service and System Technology designed for Licensee’s sales representatives and Licensee’s technical support group; and (b) periodic further technical and sales training sessions to familiarize Licensee with each significant upgrade, update, or modification to the SFDC Service or System Technology. Any training services requested of SFDC by Licensee in addition to those described in this Section 2.7 shall be governed by the Consulting Services Agreement.

2.8. Customer Data. During the Initial Phase, SFDC shall provide Customer Data to Licensee in a form substantially similar to that used by SFDC. SFDC may internally use such Customer Data solely for the purposes of fulfilling its obligations under this Agreement, including without limitation, providing support, and shall comply with Licensee’s privacy policies with respect to such use. Each Party agrees to comply with all applicable laws with respect to use of the Customer Data.

2.9. Delivery. Promptly following the Effective Date, SFDC shall deliver to Licensee a copy in electronic form of the System Technology and, if any, Localizations thereof. Thereafter, SFDC shall deliver to Licensee, at no additional cost, a copy of any new System Technology and any major or minor upgrades, updates, fixes, modifications, or enhancements to the System Technology, as Localized (if applicable), as SFDC may develop or obtain from time to time; SFDC shall deliver such materials to Licensee as soon as reasonably practicable after creating or obtaining such materials or deploying such materials in conjunction with the SFDC Service but in any event no later than the date SFDC first makes any such materials available to any third party.

2.10. End of Initial Phase. Upon delivery of notice in accordance with Section 2.1, the Parties shall cooperate in transitioning the Japan Service and all other Localized Products, as applicable, from SFDC’s control and SFDC’s servers to Licensee’s control and Licensee-designated servers in Japan, with a target of completing such transition within one hundred eighty (180) days after SFDC’s receipt of such notice. Unless otherwise mutually agreed by the Parties, upon completion of the transition SFDC will cease hosting and operation of the Localized Web Site and Japan Service, and all other use of the Localized Products, except as reasonably necessary to perform SFDC’s obligations hereunder and under the Consulting Services Agreement. The period of time from the Effective Date through the completion of the transition and cessation of SFDC’s hosting is referred to herein as the “Initial Phase.”

3.	License Grant.

3.1. Grant of License. SFDC hereby grants and agrees to grant to Licensee, under SFDC’s Intellectual Property Rights, an exclusive (even as to SFDC), royalty-free, non-transferable (except as provided in Section 3.3), non-assignable (except as provided in Section 14.3) license during the term of this Agreement to use and otherwise exploit the System Technology and Localizations thereof and associated Intellectual Property Rights in the Territory, and to sublicense (pursuant to Section 3.3) the System Technology and Localizations thereof and associated Intellectual Property Rights in the Territory. The foregoing license shall include, but not be limited to, the right to:

A. create Localized Products and derivative works of the System Technology and Localizations thereof;

B. use, reproduce, publicly display, publicly perform, modify, and distribute, and provide access via the Internet to, the Localized Web Site;

C. use, reproduce, publicly display and publicly perform the Localized Products for (i) internal testing, evaluation, maintenance and support; (ii) training personnel in the marketing and sales of the Japan Service; (iii) internal technical training; and (iv) demonstrating and promoting the Japan Service to potential Customers;

D. use, reproduce, publicly display, publicly perform, and distribute copies of the Localized User Documentation and Localized Client Programs to Customers, and permit Customers to use the Localized Software through the Japan Service, subject in each case to a customer agreement in accordance with Section 3.3;

E. use, reproduce, publicly display, publicly perform, and distribute copies of the Localized Sales Materials to the general public;

F. after the Initial Phase, copy the System Technology and Localizations thereof for archival or backup purposes;

G. create co-branded sites in Japan; and

H. reproduce and distribute to employees and Distributors any Documentation provided in connection with the technical and sales training provided by SFDC to the Company pursuant to Section 2.7 and the Consulting Services Agreement, and Localizations thereof, for use in providing similar training to employees and Distributors.

3.2. Permissible Incidental Use. Licensee hereby agrees it will not direct marketing or promotional materials and efforts to persons other than Customers. However, SFDC acknowledges that because of the nature of the Internet third parties may be able to access the Japan Service, and that such incidental access is not a material breach of this Agreement. Accordingly, the foregoing license includes the following:

A.	The use of the Japan Service, Localized Web Site and Client Programs by Customers while outside of the Territory;

B.	The incidental access to portions of the Japan Service and Localized Web Site via electronic gateways and electronic distribution channels by third parties other than Customers by virtue of the accessibility of the Japan Service through the Internet, but Licensee shall not promote such access; and

C.	The caching within or outside the Territory of content and software by Internet service providers and other third parties providing network and infrastructure services for electronic gateways and electronic distribution channels.

3.3. Sublicenses. The license granted to Licensee pursuant to Section 3.1 includes the right of Licensee to grant sublicenses within the scope of such license to any third party, subject to SFDC’s prior written consent, not to be unreasonably withheld. Notwithstanding the foregoing, with respect to standard sublicenses reasonably necessary for conduct of the Business, such as in connection with hiring subcontractors to assist with Localization, appointing Distributors to resell the Japan Service, creating co-branded sites or custom applications for Customers to host, or providing Customers with a copy of the Localized Client Program or with access to the Localized Software through the Japan Service, Licensee may, prior to use, submit its standard form of subcontractor, Distributor, Customer or similar agreement, as applicable, to SFDC for approval, such approval not to unreasonably withheld, conditioned or delayed. Upon such approval, Licensee may continue to grant sublicenses pursuant to such agreement (as may be revised through negotiation, provided such revisions do not materially adversely affect SFDC’s rights or interests), without obtaining SFDC’s prior consent.

3.4. Web Site Address. Licensee shall have the right to operate the Japan Service, during the term of this Agreement, under the Domain Names, or, during the Initial Phase, at http:///www.salesforce.com/jp.

3.5. No Reverse Engineering. Licensee agrees that, except as expressly permitted herein or as may be expressly agreed by SFDC in writing, it shall not and shall not permit any third party to, disassemble, decompile, or reverse engineer the object code version of the Software, Localized Software, SFDC Web Site, or Localized Web Site, except to the extent permitted by applicable law.

3.6. Marking Requirement. Each Party will accurately produce or reproduce all of the other’s respective proprietary rights notices and legends, as reasonably required by the other Party, on any and all materials such Party produces or reproduces hereunder.

4.	Ownership.

4.1. SFDC Ownership Rights. SFDC and its licensors shall retain all right, title and interest in and to the System Technology, SFDC’s Trademarks, and any Localizations thereof. Licensee does not acquire any rights, express or implied, in the System Technology, SFDC’s Trademarks, or Localizations thereof other than those licenses granted in this Agreement.

4.2. Assignment. Licensee hereby assigns and agrees to assign to SFDC all its right, title and interest in and to any Localizations of or other derivative works of the Products and SFDC’s Trademarks created by Licensee during the term of this Agreement (excluding trade name rights and any domain name registrations in Japan, as such rights are not assignable), along with Licensee’s associated Intellectual Property Rights therein. Licensee further waives and agrees not to assert (and will cause its employees, contractors, or consultants to agree to waive and not assert) any “moral” rights or other rights with respect to attribution of authorship or integrity that Licensee or any such employee, contractor, or consultant may have under applicable law.

4.3. Licensee Ownership Rights. SFDC and its licensors shall retain all right, title and interest in and to any software, content, technology, know-how, trademarks, works of authorship, designs, inventions and any other intellectual property SFDC or its licensors develop, create or conceive of during the term of this Agreement, except as provided in Section 4.2. Licensee shall retain all right, title and interest in and to all Customer Data.

4.4. Right of First Refusal. Licensee hereby grants to SFDC a right of first refusal to license, for use outside the Territory and not in connection with products or services targeted primarily at Customers or the Japanese market, any intellectual property, and associated Intellectual Property Rights, developed and owned by Licensee, including without limitation, patents, trademarks and know-how, except to the extent Licensee is prevented from granting such rights due to a pre-existing binding obligation to a third party governing such development (“Future IP”). Within ten (10) days of receipt of written notice from Licensee describing any such Future IP, SFDC will notify Licensee of whether it is interested in pursuing negotiations to license such Future IP. If SFDC notifies Licensee of such interest, the Parties agree to enter into arm’s-length negotiations to determine the terms and conditions of such license. If the Parties are unable to reach agreement on such terms and conditions within sixty (60) days of commencing negotiations, or if SFDC fails to notify Licensee of its interest in pursuing negotiations within the notice period, Licensee will thereafter have the right to offer the Future IP to third parties without further obligation to SFDC.

5.	Localization.

5.1. Localization Obligations. Promptly following the Effective Date, SFDC shall commence development of a localizable version of the Software and the SFDC Web Site in consultation with Licensee and in accordance with one or more Statements of Work to be executed by SFDC and Licensee and incorporated herein. Each such Statement of Work shall include a delivery schedule, cost estimate, and specifications for the development. SFDC shall conduct and be responsible for development of localizable versions of the Products and System Technology as necessary for the development and operation of the Japan Service. Licensee shall cooperate with SFDC’s development efforts by, for example, informing SFDC of adaptations or additions Licensee deems necessary or desirable in order to accommodate and satisfy the needs, preferences, cultural expectations or customs of Customers in the Territory or to support the computer equipment of typical Customers in the Territory. SFDC shall use commercially reasonable efforts to complete the development in accordance with the Statement of Work. Licensee will reimburse SFDC for its actual, reasonable out-of-pocket expenses incurred in performing the development (i.e., costs of economy travel to Japan, if necessary and requested by Licensee, but not any allocated overhead or fixed costs). SFDC shall use reasonable efforts to manage the process and substance of the development in order to minimize expenses. As SFDC develops new versions of or modifications to the SFDC Service, or plans and develops additional features and functions to be added to the SFDC Service, SFDC and Licensee will communicate closely and collaborate during all stages of such planning, development and testing processes to ensure both the smooth development of Localized Products based on such new versions, features, or functions and the timely release of such Localized Products to Customers.

5.2. Localization Standards. The Localized Software, Localized Web Site, Localized System Technology, and the resulting Japan Service shall have approximately the same functionality, features and performance as the Software, SFDC Web Site, System Technology and SFDC Service. During the Initial Phase, SFDC shall enable, facilitate and permit ready access by Licensee to the Localized Products and Japan Service, so that Licensee may further enhance, modify and Localize such items and may include third-party content and other offerings in the Japan Service.

5.3. Localized Content. Licensee shall be responsible for providing all local content on the Localized Web Site, including, but not limited to, any local news or information, local customer data, resource center, and hyperlinks. Licensee shall be solely responsible for obtaining any necessary third party licenses for such third-party content. Licensee shall not place any advertisements or promotions (for non-Licensee products and services) on the Localized Web Site without SFDC’s prior written consent. SFDC shall not place any such content, advertising or links on the Localized Web Site without Licensee’s prior written consent and shall not be entitled to receive any revenues in connection with any such items.

5.4. Acceptance Testing. SFDC acknowledges that the quality and accuracy of the Localized Products are important to Licensee. Promptly upon completion, SFDC shall deliver each Statement of Work deliverable to Licensee. Licensee shall then test and evaluate the deliverable to determine whether the associated Localized Product is suitable for commercial release. Such determination shall be based on, among other things, the functionality and public performance of the Localized Software. SFDC shall not use the Localized Products unless and until SFDC obtains prior written approval from Licensee. In the event Licensee determines that a Localized Product is not suitable for commercial release, Licensee may, at its option, grant SFDC a further thirty (30) day period (or such longer period as the Parties may agree upon) in which to correct any inaccuracies, inadequacies, inconsistencies, defects, deficiencies or other problems in the deliverables; or, with SFDC’s consent and cooperation, which shall not be unreasonably withheld, correct the deliverables.

6. Marketing Cooperation.

6.1. Business Liaisons. As soon as practicable following the Effective Date, each Party shall designate a dedicated business liaison to manage the relationship between the Parties throughout the term of this Agreement. These liaisons will coordinate regular meetings (whether in person or via telephone conference) between the Parties at mutually agreed upon intervals to accomplish objectives including but not limited to the on-going sharing of information such as interface specifications, feature interactions, and product enhancement opportunities that would benefit existing and future Customers.

6.2. Marketing Assistance. Throughout the term of this Agreement, SFDC shall provide Licensee with marketing assistance, including but not limited to supplying Licensee with all English-language Sales Materials and training materials reasonably requested by Licensee. SFDC hereby grants and agrees to grant to Licensee a license to reproduce, publicly display, publicly perform and distribute all such training materials and to Localize and otherwise modify all such materials in a manner mutually agreed upon by the Parties. SFDC hereby grants and agrees to grant to Licensee the right to grant sublicenses to Distributors of the scope of the license contained in this Section 6.2. SFDC shall use commercially reasonable efforts to advertise and promote the Japan Service, by for example, including a link on SFDC’s Web Sites to the Localized Web Site, subject to Licensee’s approval of placement, size and other matters.

6.3. Demonstration. Promptly following the Effective Date, SFDC shall provide Licensee with any _____ develops for demonstrating the Software or SFDC Service to the extent such materials may be applicable _____ use in demonstrating the Japan Service, and Licensee may use and allow its Distributors to use such ______ the Japan Service to current and potential Customers and at trade shows in the Territory. At Licensee’s _____ assist Licensee in Localizing demonstration materials and in the joint development of additional ______

6.4. Joint Press Release. As soon as practicably possible after the Effective Date, the Parties shall ______ release announcing the collaboration between Licensee and SFDC set forth herein (“Joint Press Release”). Release shall be subject to the review and approval by each Party prior to release, such approval not to be ______ withheld. Throughout the term of this Agreement, the Parties shall cooperate in public relations activities ______ achievements of milestones such as launch of the fully Localized Japan Service, launch of the Japan ______ and so forth.

7.	Trademark License.

7.1. License Grant. Each Party (“Grantor”) hereby grants and agrees to grant to the other Party (“______ exclusive, non-transferable (except in connection with Licensee’s sublicense rights under Section 3), ______ pursuant to Section 14.3), royalty-free license to use, reproduce, publicly display and distribute the Grantor ______ solely in connection with performing or exercising the other Parry’s rights, duties and obligations hereunder.

7.2. Use Guidelines. The trademark licenses above shall be subject to conformance with the Grantor’s reasonable trademark usage policies. In addition, at least one week before using, or modifying the use of, any Trademark belonging to the Grantor, the Grantee shall provide the Grantor with accurate and complete copies of all tangible media (including software or other means for producing such tangible media) showing the Trademark as it is proposed to be used. The Grantor shall have one week to object to the Grantee’s use of the Trademark and, if no objection is lodged within the one week period, the Grantee shall be entitled to use the Trademark as proposed.

7.3. Standards. During the period of use, the Grantee shall reasonably cooperate with the Grantor in facilitating the Grantor’s monitoring and control of the nature and quality of products and services bearing the Grantor’s Trademarks, and shall supply the licensing Party with specimens of the Grantee’s use of the Grantor’s Trademarks upon request. If the Grantor notifies the Grantee that the Grantee’s use of the Grantor’s Trademarks is not in compliance with the Grantor’s trademark policies, the Grantee shall immediately take such steps as are necessary for compliance with such policies. If the Grantee fails to comply, the Grantor shall have the right to suspend the use of the Grantor’s Trademarks. Neither Party shall, by any act or omission, make any express or implied reference or use the other Party’s Trademarks in any manner that disparages or reflects adversely in any material respect on that Party. Licensee or Licensee’s Distributors shall not display any SFDC Trademark larger than or more prominently than those of Licensee.

7.4. Goodwill. Neither Party shall gain any right, title or interest with respect to the other Parry’s Trademarks by use thereof, and all rights or goodwill associated with the other Party’s Trademarks shall inure to the benefit of the other Party.

7.5. Exclusivity. Notwithstanding the foregoing, during the term of this Agreement Licensee’s right to use SFDC’s Trademarks in the Territory shall be exclusive (even as to SFDC) and SFDC shall not, and shall not license or otherwise permit any third party to, offer or provide any services or products aimed at Customers using any of SFDC’s Trademarks (including without limitation Localizations) thereof.

8.	Payments.

8.1. Payments to SFDC. Licensee shall make quarterly payments to SFDC, each of which shall be a total of thirty percent (30%) of the Net Revenues received and earned by Licensee from each Distributor or Customer during such fiscal quarter. Such quarterly payments will be made within forty-five (45) days of the end of each fiscal quarter. “Net Revenues,” as used herein, shall mean the revenue actually received and earned by Licensee from Customers’ subscription ___ license fees for use of the Localized Software through the Japan Service, less (a) normal and customary rebates, sales commissions and discounts, (b) sales, value-added, use and/or other excise taxes or duties actually paid, (c) costs passed through to the Customer or Distributor (e.g., shipping, insurance and handling charges), (d) amounts allowed or credited due to returns and refunds, (e) the cost of content, and (f) any other direct charges incurred on the sale of the subscription or license. For avoidance of doubt, Net Revenues does not include any payments made by a third party, including without limitation, Customers, for development, maintenance, consulting or other services provided by Licensee or its subcontractors in connection with any such subscription or license.

8.2. Payment Statements. Within forty-five (45) days of the end of each fiscal quarter, Licensee shall render to SFDC a statement of account documenting the number of subscriptions or licenses to the Japan Service sold by Licensee and Distributors to Customers during such fiscal quarter and SFDC’s licensing proceeds for such fiscal quarter. Licensee shall, at SFDC’s option, accompany such statements with a check or wire funds to a bank account specified by SFDC in payment of the amount due for such calendar quarter.

8.3. Audit Rights. Upon forty-five (45) days written notice, either Party (“Auditing Party”) may cause to be examined through a nationally recognized accounting firm (“Auditor”), the books of account of the other Party (“Audited Party”) insofar as they relate to the sale of subscriptions or licenses to the Japan Service (where Licensee is the Audited Party) or the provision of Localization services (where SFDC is the Audited Party). Such examination shall be at the Auditing Party’s own expense unless such examination reveals an underpayment of ten percent (10%) or more by the Audited Party pursuant to this Agreement in any Licensee fiscal quarter, in which case the cost shall be borne by the Audited Party and payment of the amount due shall be made within forty-five (45) days thereafter. In connection with any such audit, the Auditing Party shall cause the Auditor to enter into a mutually agreeable nondisclosure agreement with the Audited Party which shall restrict the Auditor from disclosing to the Auditing Party any of the Audited Party’s books of account, or the contents thereof, other than whether or not the amounts of fees or expenses previously reported to the Auditing Party for the audited period are accurate and the amount of any payments due or over-paid for the audited period. Audits shall occur no more than once a year during the normal business hours of the Audited Party. The Audited Party shall not be required to retain supporting records, except as required by local laws, for a period more than one (1) year after the rendition of any statement. Each Party’s audit rights under this provision shall continue for one year after the termination of this Agreement.

8.4. Taxes. If Licensee is required by law to pay any tax on or to make any deduction or to withhold any amount from any sum payable to SFDC by Licensee on behalf of SFDC hereunder, Licensee is hereby authorized to remit such amounts to the appropriate governmental authorities and Licensee shall promptly furnish SFDC with appropriate evidence of such payment

8.5. Pricing. Nothing contained in this Agreement shall in any way limit or restrict the freedom of Licensee to determine the resale price for the Japan Service.

9.	Term and Termination.

9.1. Term. This Agreement shall commence upon the Effective Date and shall remain in effect in perpetuity unless and until terminated earlier pursuant to this Section 9. Notwithstanding the foregoing, the Parties may agree in any Statement of Work that any of the services may be appropriately phased out and terminated prior to the end of the term of this Agreement.

9.2. Termination for Cause. This Agreement may be terminated by a Party for cause immediately by written notice upon the occurrence of any of the following events:

A.	The commencement of a petition, proceeding or case seeking the other Party’s bankruptcy, insolvency, reorganization, liquidation, dissolution or winding-up, or readjustment of its debts, or seeking the appointment of a receiver, trustee or the like of itself or its assets, or otherwise seeking relief from its creditors and, in the case of an involuntary petition, proceeding or case, such petition, proceeding or case continues undismissed for, or an order approving or ordering any of the foregoing is entered and is not stayed within, sixty (60) calendar days; or

B.	If the other Party materially breaches any material provision of this Agreement and fails to cure such breach within sixty (60) days of written notice describing the breach in reasonable detail.

9.3. Termination by Licensee. This Agreement may be terminated, without cause, by Licensee upon 180 days’ advance written notice to SFDC.

9.4. Automatic Termination. Subject to Section 9.6, this Agreement shall automatically terminate on the effective termination date of the JV Agreement between the Parties of even date hereto.

9.5. Return of Property. Within thirty (30) days after any termination or expiration of this Agreement, each Party shall return to the other Party, or at the other Party’s request destroy, all copies or portions of all information and materials containing or constituting Confidential Information or Trademarks of the other Party, provided however that a Party may, during the Transition Period, retain such portions of Confidential Information and Trademarks reasonably necessary to exercise its rights and perform its obligations pursuant to Section 9.6. Upon completion of the Transition Period, at the other Party’s request, a Party shall furnish to the other Party an affidavit signed by an officer of such Party certifying that, to the best of its knowledge, such delivery or destruction has been fully effected.

9.6. Transition Period. For a period of eighteen (18) months following the date of termination notice (“Transition Period”), the Parties shall cooperate in good faith to permit Customers to smoothly transition with minimum disruption from the Japan Service offered by Licensee under this Agreement to a substitute service. Such efforts shall include, without limitation, the following: (a) subject to the following Section 9.6(C), Licensee will deliver a notice (“Notice”) to then-current Customers and Distributors under contract with Licensee informing them that the Japan Service will terminate no later than the end of the Transition Period; (b) all licenses from one Party to the other Party will continue in effect during the Transition Period in accordance with their terms to permit the Parties to exercise their respective rights and perform their respective obligations during such period; (c) Licensee may continue to provide the Japan Service to then-existing Customers during the Transition Period; (d) SFDC will continue to provide such support, hosting and other services necessary to enable Licensee to continue to provide the Japan Service to existing Customers during the Transition Period; (d) Licensee will continue to pay to SFDC the percent of Net Revenues received with respect to the Transition Period in accordance with Section 8; (e) Licensee may continue to use “salesforce.com” in its corporate name but will take such steps as are necessary to remove such word from the registered corporate name of Licensee by the end of the Transition Period; and (f) all Customer licenses governing use of the Client Programs and User Documentation will survive in accordance with their terms. In addition, in the event that this Agreement is terminated:

A.	by SFDC pursuant to Section 9.2, then the Notice will also inform Customers and Distributors of the availability of a comparable substitute service specified by SFDC; or

B.	by Licensee pursuant to Section 9.2, then (i) SFDC shall deliver, to the extent not already delivered, all System Technology, any major or minor upgrades, updates, fixes, modifications, or enhancements to the System Technology, and all Localizations of the foregoing (and Licensee shall pay SFDC’s reasonable out-of-pocket costs, if any, incurred in completing such delivery); (ii) the Transition Period shall become perpetual (i.e. not limited to eighteen (18) months), provided Licensee may terminate the Transition Period by written notice to SFDC; and (iii) notwithstanding the foregoing Section 9.6 (a), Licensee shall have no obligation to deliver a Notice to Customers and Distributors.

9.7. Survival. The defined terms and the provisions of Sections 4 (“Ownership”) (except for Section 4.4), 8 (“Payment”) (only to the extent any payments are owed to SFDC for Localization expenses or Net Revenues accrued prior to the date of termination of the Transition Period), 9 (“Term and Termination”), 10 (“Confidentiality”), 12 (“Indemnification”), 13 (“Limitation of Liability”), 14 (“General Provisions”) and 15 (“Dispute Resolution”) shall survive any termination or expiration of this Agreement.

9.8. Continuing Liability. Termination of this Agreement for any reason shall not release either Party from any liability or obligation which has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

9.9. Consequences of Termination. Except during the perpetual Transition Period, if applicable, as provided in Section 9.6, upon termination or expiration of this Agreement for any reason whatsoever, Licensee shall cease to promote or solicit new orders for subscriptions or licenses to the Localized Software. Upon termination or expiration of the Transition Period following termination of this Agreement for any reason whatsoever all licenses granted under this Agreement shall terminate and (a) Licensee shall immediately: (i) cease all use of System Technology and Localizations thereof; (ii) discontinue use of SFDC’s Trademarks, including without limitation, complete such steps as are necessary to change Licensee’s corporate name to remove “salesforce.com” therefrom; (iii) discontinue all representations or statements from which it might be inferred that any relationship exists between Licensee and SFDC; and (iv) return all System Technology and Localizations thereof to SFDC; and (v) assign to SFDC all of Licensee’s Trademarks which contain the name “salesforce.com”; and (b) SFDC shall immediately discontinue use of Licensee’s Trademarks.

10.	Confidentiality.

10.1. Confidential Information. Each Party hereby agrees (i) to hold and to cause each of such Party’s agents, employees and representatives to hold the other Party’s Confidential Information in strict confidence and to take reasonable precautions to protect such Confidential Information including, without limitation, all precautions the receiving Party employs with respect to its own confidential materials, (ii) not to divulge any such Confidential Information or any information derived therefrom (including, without limitation, by way of interviews, responses to questions or inquiries, press releases or otherwise) to any third person; (iii) not to make any use whatsoever at any time of such Confidential Information except as contemplated hereunder, and (iv) not to copy or reverse engineer any such Confidential Information. For purposes of this Section 10.1, “Confidential Information” shall mean, without limitation:

A.	any information that is specifically marked as “Confidential”;

B.	information which the management of Licensee or SFDC has requested in writing to be kept confidential;

C.	information which is disclosed verbally and identified as confidential at the time of disclosure; and

D.	information which, by its nature, must be kept confidential in order to prevent adverse consequences to the Business or either Party.

10.2. Exceptions to Confidentiality Obligations. “Confidential Information” shall not include information that:

A.	was already known to the receiving Party prior to disclosure by the disclosing Party;

B.	is in or has entered the public domain through no breach of this Agreement or other wrongful act of the receiving Party;

C.	has been rightfully received by the receiving Party from a third party and without breach of any obligation of confidentiality of such third party to the owner of the Confidential Information;

D.	has been approved for release by written authorization of the owner of the Confidential Information; or

E.	has been independently developed by the receiving Party.

The Customer Data shall be deemed Licensee’s Confidential Information. Notwithstanding any provision in this Agreement to the contrary, a Party may disclose Confidential Information of the other Party to the extent it is required to be disclosed pursuant to a valid order or requirement of a governmental agency or court of competent jurisdiction, provided that the owner of the Confidential Information shall be given reasonable notice of such an order or requirement and the opportunity to contest it.

10.3. Limitation on the Flow of Information. The Parties shall endeavor to give access to the other Party’s Confidential Information only to such persons who are either bound by a professional duty of confidentiality or who require knowledge of the information as employees, representatives, authorized persons, advisors, officers or directors of the respective Party for orderly conduct of business of the Party concerned. Each Party shall also require the recipients of the other Party’s Confidential Information to undertake to keep such Confidential Information secret.

10.4. Duration of Obligation. The obligations of this Section 10 shall continue to be in full force with respect to a Party even after such Party shall have ceased to be a Party to this Agreement and shall survive with respect to each Party for five (5) years after (i) any termination or expiration of this Agreement or (ii) such Party shall have ceased to be a Party to this Agreement, whichever comes earlier.

11.	Representations and Warranties.

11.1. SFDC represents and warrants to Licensee that:

A.	upon delivery, the Localized Software (in the form Localized and delivered by SFDC) will function in accordance with the mutually agreed upon specifications and Documentation therefor;

B.	the Localized System Technology provided by SFDC will function at the approximately same level of responsiveness and efficiency in Licensee’s hosting environment as the System Technology does in SFDC’s own server environment, provided Licensee operates the System Technology in a server environment substantially similar to that of SFDC’s — including but not limited to network bandwidth and comparable equipment, servers, and third-party commercial software;

C.	the Localized System Technology, in the form as Localized and delivered by SFDC, to the best of SFDC’s knowledge, (i) does not contain any computer virus and (ii) will not otherwise introduce any harmful or destructive code to the computers of Licensee, Distributors or Customers;

D.	SFDC has good and marketable title to, and the right to license all of the System Technology and Localizations thereof provided by SFDC pursuant to this Agreement free and clear of all liens, security interests, and encumbrances;

E.	no claims have been made or, to its knowledge, threatened, in respect of the System Technology or SFDC’s Trademarks, and no proceedings have been instituted or are pending or threatened that challenge the rights of SFDC in respect thereof, except that a general inquiry has been received from counsel representing “Salesforce2000.com”;

F.	the use of the System Technology and Localizations thereof in accordance with the terms of this Agreement does not infringe the copyright or trade secret rights of any party, nor, to the best of SFDC’s knowledge, any patents or other rights of others; and

G.	the System Technology and localizable versions thereof to be delivered to Licensee under this Agreement include all of the technology, except for third party equipment, hardware, and generally available commercial software, required for Licensee to be able to provide the Japan Service in the Territory in a manner comparable to the way the SFDC Service is provided by SFDC as of the date hereof.

11.2. Mutual Representations. Each Party warrants and represents that the execution, delivery and performance of this Agreement (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate action on such Party’s part, and (iii) do not and will not contravene or constitute a default under, and are not and will not be inconsistent with, any judgment decree or order, or any contract, agreement, or other undertaking applicable to such Party.

11.3. Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 11, NEITHER PARTY MAKES ANY WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THIRD-PARTY RIGHTS.

12.	Indemnification.

12.1. Indemnity Obligation. SFDC will (i) defend Licensee against any action or claim brought by a third party to the extent that it is based upon any claim that the System Technology, any SFDC Trademark or any Localizations thereof, as provided by SFDC to Licensee under this Agreement and used within the scope of this Agreement, infringe any U.S. or Japanese patent rights, copyright rights, or other intellectual property rights, or incorporates any misappropriated trade secrets (a “Claim”), and (ii) pay any liabilities, costs, damages, and expenses, including reasonable attorneys’ fees, attributable to such Claim, provided that Licensee (i) promptly notifies SFDC in writing of the Claim; (ii) grants SFDC sole control of the defense and settlement of the Claim; and (iii) provides SFDC with assistance, information, and authority reasonably required for the defense and settlement of the Claim. Licensee may retain its own counsel, at its own expense, to monitor the defense and settlement of the Claim. SFDC shall not enter any Settlement of a Claim affecting Licensee’s rights or obligations without Licensee’s written consent.

12.2. Additional Remedies. Without limiting SFDC obligations under the foregoing Section 12.1, if Licensee’s use of any of the System Technology or SFDC Trademarks as Localized hereunder becomes subject to a Claim, or in SFDC’s opinion is likely to become subject to a Claim, SFDC may, at its sole option and expense: (i) procure for Licensee the right to continue using such System Technology, SFDC Trademark or Localization thereof under the terms of this Agreement; or (ii) replace or modify such System Technology, SFDC Trademark or Localization thereof so that it is non-infringing, provided, however, that any such efforts do not substantially diminish the functionality of the System Technology or Localization thereof.

12.3. Exclusions. SFDC will have no obligations under this Section 12 if (i) the infringement is caused by the use of non-SFDC products in combination with the System Technology, SFDC Trademark or Localization thereof where such infringement would not have arisen but for such combination, or (ii) the infringement is caused by the use of other than the current version of the localizable Software if the current version would be non-infringing, provided that such current version had been provided to Licensee a sufficient time prior to such infringement arising to allow Licensee to distribute (and Localize, if necessary) such current version to its customer base.

13.	Limitation of Liability.

EXCEPT FOR BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER SECTION 10 AND SFDC’s INDEMNIFICATION OBLIGATIONS UNDER SECTION 12, NEITHER PARTY WILL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE WHATSOEVER, OR FOR ANY LOST PROFITS, LOST REVENUES OR BUSINESS INTERRUPTIONS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

14.	General Provisions.

14.1. Nature of Relationship. This Agreement shall not be construed as creating an agency, partnership, joint venture or any other form of association, for tax purposes or otherwise, between the Parties, except to the extent, if any, expressly set forth in this Agreement or the JV Agreement; and the Parties shall at all times be and remain independent contractors. Except as expressly agreed by the Parties in writing, neither Party shall have any right or authority, express or implied, to assume or create any obligation of any kind, or to make any representation or warranty, on behalf of the other Party or to bind the other Party in any respect whatsoever.

14.2. Entire Agreement. This Agreement, the JV Agreement, and the Consulting Services Agreement contain the entire agreement between the Parties relating to the subject matter contemplated by this Agreement and supersede any previous or contemporaneous written or oral agreements, representations or promises of the Parties (if any), relating to the subject matter hereof.

14.3. Assignment. Neither this Agreement nor any of the rights and obligations created hereunder may be assigned, transferred, pledged, or otherwise encumbered or disposed of, in whole or in part, whether voluntarily, or by operation of law, or otherwise, by either Party without the prior written consent of the other Party; provided, however, either Party may assign or otherwise transfer this Agreement without the other Party’s consent in connection with the sale of all or substantially all of its assets or stock or its merger with or into another entity. An assigning Party shall promptly notify the other Party in writing of any assignment.

14.4. Interpretation. The headings in this Agreement are for ease of reference only and do not affect the substance of any provision. Words denoting the singular include the plural and vice versa. Words denoting any one gender include all genders. All references to a statutory provision shall be construed as including references to any statutory modification or re-enactment thereof (whether before or after the date of this Agreement) for the time being in force.

14.5. Modifications to Agreement. No provisions of this Agreement (including, without limitation, the Exhibits attached hereto) may be amended or modified, in whole or in part, otherwise than by an instrument in writing signed by both Parties or their successors or permitted assignees.

14.6. No Third Party Beneficiaries. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective successors and permitted assignees, subject to the provisions of this Agreement, but shall not inure to the benefit of any third party.

14.7. Severability and Invalidity. In the event that any provisions of this Agreement be found to be, in whole or in part, invalid or unenforceable by a court of competent jurisdiction, the validity or enforceability of the remaining provisions under applicable law will not be affected thereby and shall remain binding upon the Parties. Any such invalid or unenforceable provisions shall be substituted by a valid or enforceable provision which, in its essential purpose, comes as close as possible to the invalid or unenforceable provision; the same applies mutatis mutandis to any gaps in this Agreement.

14.8. Waivers. The failure of either Party to enforce or to exercise, at any time or for any period of time, any right or remedy arising pursuant to or under this Agreement does not constitute, and shall not be construed as, a waiver of such right or remedy and shall in no way affect that Party’s right to enforce or exercise it at a later time, provided that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy.

14.9. Exhibits. All exhibits to this Agreement are an integral part of this Agreement as if fully set forth herein. All references herein to an exhibit shall be deemed to be references to an exhibit of this Agreement unless the context shall otherwise require.

14.10. Notices. All notices, requests, demands, consents, approvals, documents, reports or returns required or permitted by this Agreement shall be in writing and shall be deemed to have been given to the recipient when (i) delivered by hand, (ii) sent by facsimile (with receipt confirmed by a machine-generated transmission record), provided that a copy is concurrently mailed by registered or certified mail, postage prepaid, return receipt requested, or (iii) when received by the addressee, if sent by courier service (return receipt requested), in each case to the appropriate addresses set forth below (or to such addresses and/or facsimile numbers as a Party may hereafter designate as to itself by written notice to the other Party).

If to SFDC:

Salesforce.com, Inc.

The Landmark @ One Market, Suite 300

San Francisco, CA 94105 USA

Attention: Andrew P. Hyde, Chief Financial Officer

Telephone: (415)901-7060

Facsimile:    (415)901-7047

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher, & Flom LLP

525 University Avenue, Suite 220

Palo Alto, CA 94301 USA

Attention: Thomas Lane, Esq.

Telephone: (650) 470-4620

Facsimile:    (650) 470-4570

If to Licensee:

salesforce.com Japan, Ltd.

Shibuya Mark City 17F

1-12-1 Dogenzaka

Shibuya-ku, Tokyo, 150-0043 Japan

Attention: Akira Kitamura

Telephone: 81-3-5459-0490

Facsimile:    81-3-5459-0491

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304 USA

Attention: Naoki Shimazaki, Esq.

Telephone: (650) 813-5600

Facsimile:    (650) 494-0792

14.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which taken together shall constitute one and the same agreement.

14.12. Language. This Agreement has been produced in the English language and the negotiations relating to this Agreement were conducted in English; any translations are for working purposes only and have no influence on the interpretation of this Agreement.

14.13. Announcements. Except as otherwise expressly permitted herein or required by applicable law, all press releases and other public announcements by either Party concerning this Agreement or its subject matter must be approved in writing by the other Party, such approval not to be unreasonably withheld or delayed, prior to their release or publication.

14.14. Governing Law. The validity, interpretation, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, without regard to its conflict or choice of laws principles.

15.	Dispute Resolution.

15.1. Disputes. The Parties agree that any dispute, controversy, question or claim concerning, arising out of, or relating to the performance, interpretation or construction of this Agreement (“Dispute”) shall be resolved pursuant to this Section 15.1. Without in any way limiting the right of a Party to seek injunctive relief pursuant to Section 15.5 hereof, if at any time a Dispute arises, at the request of either Party, the Parties shall meet, within twenty (20) calendar days of written notice that there is a Dispute, in San Francisco, California or confer by telephone in an effort to discuss in good faith and to reach an amicable resolution to such Dispute. The Parties shall use all reasonable efforts to resolve any Dispute through direct discussions. If the Parties are unable to settle on a resolution agreeable to both Parties within sixty (60) calendar days following the written notice of Dispute, the Parties shall undertake to resolve the Dispute pursuant to Section 15.2 below.

15.2. Arbitration. If the Parties are unable to resolve a Dispute pursuant to Section 15.1 above, the Dispute shall be settled, at the request of either Party, by arbitration conducted in accordance with the Commercial Arbitration Rules (or then existing rules for commercial arbitration) of the American Arbitration Association in San Francisco, California, in the event that the request is made by Licensee, or in Tokyo, Japan, in the event that the request is made by SFDC. The arbitration of such issues, including the determination of any amount of damages to be awarded, shall be final and binding upon the Parties, except that the arbitrator shall not be authorized to award punitive damages with respect to any such Dispute. Neither Party shall seek punitive damages relating to any matter under or arising out of this Agreement in any other forum. Any arbitrator may be of any nationality. The language of the arbitration shall be English.

15.3. Confidentiality of Proceedings. The dispute resolution proceedings contemplated by this Section 15 shall be as confidential and private as permitted by law. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this provision, and materials prepared or submitted in connection with such proceedings shall not be admissible in any other proceeding, provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law.

15.4. Arbitral Tribunal. All arbitral awards shall be rendered in writing and shall state the reasons for the award. Any arbitral tribunal established hereunder shall make such decisions entirely on the basis of the substantive law specified in Section 14.14 hereof and shall not make an award on the basis of the principle of ex aequo et bono (in justice and fairness) or otherwise. The arbitral tribunal shall not be empowered to award any form of punitive damages or any other remedy not measured by the prevailing Party’s actual damages or to act as amiable compositeur. The arbitral tribunal may award reasonable attorneys’ fees to the prevailing Party.

15.5. Injunctive Relief. The Parties agree that, in addition to any and all other remedies that may be available under this Agreement and its Exhibits, each Party shall be entitled to seek and obtain injunctive relief as may be granted by a court of competent jurisdiction.

15.6. Cost. Each Party shall bear its own cost of the arbitration; provided, that the costs of the arbitrators shall be borne and paid equally by both Parties.

15.7. Effect of Decision. The Parties intend that this Agreement to arbitrate in accordance with this Section 15 be valid, binding, enforceable and irrevocable. Subject to any applicable law, the decision of any arbitration made pursuant to this Section 15 shall be final and binding on the Parties and shall be specifically enforceable in any court having jurisdiction over the Parties. The Parties agree that any decision or award resulting from proceedings in accordance with this Section 15 shall have no preclusive effect in any other matter involving third parties.

15.8. Corrupt Practices. SFDC and Licensee agree to conform with the United States Foreign Corrupt Practices Act and will not offer any payment or other gift or promise, or authorize the giving of anything of value, for the purpose of influencing an act or decision of an official of any government or of an employee of any company in order to assist SFDC or Licensee in obtaining, retaining, or directing any business.

15.9. Nature of Rights. The parties agree that the rights granted to Licensee hereunder are rights in “intellectual property” within the scope of Section 101 (or its successors) of the United States Bankruptcy Code (the “Code”). Licensee shall have the rights set forth herein with respect to the Localized Products and System Technology when and as developed or created. In addition, Licensee, as a licensee of intellectual property rights hereunder, shall have and may fully exercise all rights available to a licensee under the Code, including, without limitation, under Section 365(n) or its successors. In the event of a case under the Code involving Licensor, Licensee shall have the right to obtain (and SFDC or any trustee for SFDC or its assets shall, at Licensee’s written request, deliver to Licensee) a copy of all embodiments (including, without limitation, any work in progress) of any intellectual property rights granted hereunder, including, without limitation, embodiments of any Localized Products and System Technology and any SFDC Confidential Information or any other intellectual property necessary or desirable for Licensee to use or exploit any Localized Products and System Technology or to exercise its rights hereunder. In addition, SFDC shall take all steps reasonably requested by Licensee to perfect, exercise and enforce its rights hereunder, including, without limitation, filings in the U.S. Copyright Office and U.S. Patent and Trademark Office, and under the Uniform Commercial Code.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first hereinabove written.

SFDC:		LICENSEE:

salesforce.com, lnc. a Delaware corporation		salesforce.com Japan, Ltd. a Japanese corporation

By:	/s/ Andrew P. Hyde	By:	/s/ Akira Kitamura

Print name:	Andrew P. Hyde	Print name:	Akira Kitamura
Title: Date:	Chief Financial Officer January 19, 2001	Title: Date:	President and CEO January 29, 2001

EXHIBIT A

TRADEMARKS

SFDC Trademarks:

salesforce.com

Licensee Trademarks:

[none as of Effective Date]

EXHIBIT B

SUPPORT SERVICES AND SERVICE LEVELS

This Exhibit describes the software support services that SFDC will provide during and following the Initial Phase and the service levels that SFDC will meet during only the Initial Phase.

For purposes of this exhibit, “Licensed Software” refers to any Software that is reasonably necessary and relevant for the establishment and operation of the Japan Service, regardless of the degree to which it has been Localized, if applicable. For example, “Licensed Software” includes, (a) during the Initial Phase, any Client Software or API software for remotely modifying or accessing the Japan Service or Customer Data, and (b) following the Initial Phase, any Server Software and application software within the System Technology, as Localized, used in hosting the Japan Service in Japan.

I.	SUPPORT SERVICES

1.	Definitions.

Unless defined otherwise herein, capitalized terms used in this Exhibit shall have the same meaning as set forth in Section 1 of the Agreement.

(a) “Error” means any failure of the Licensed Software to conform in any material respect with its published specifications.

(b) “Error Correction” means either a bug fix, patch, or other modification or addition that brings the Licensed Software into material conformity with its published performance specifications.

(c) “Priority A Error” means an Error which renders the Licensed Software inoperative or causes a complete failure of the Licensed Software.

(d) “Priority B Error” means an Error which substantially degrades the performance of the Licensed Software or materially restricts Licensee’s or a Customer’s use of the Licensed Software.

(e) “Priority C Error” means an Error which causes only a minor impact on Licensee’s or a Customer’s use of the Licensed Software.

(f) “Support Services” means SFDC’s support services as described in this Exhibit B.

(g) “Update” means any new commercially available or deployable version of the Licensed Software, which may include Error Corrections, enhancements or other modifications, issued by SFDC from time to time to its licensees or service resellers or used by SFDC in the SFDC Service.

2.	Licensee Obligations.

Licensee or its Distributors will provide first level support to customers with respect to the Licensed Software. Such support is intended to be the “front line” for customer support and information. SFDC will provide to Licensee training, documentation, and materials with respect to the provision of such technical support as provided in this Agreement. Licensee shall assist SFDC in information gathering so that SFDC can perform the problem identification and isolation function with respect to reported Errors. All Error reports which the Licensee or Distributor support personnel cannot handle will be referred to SFDC by Licensee for handling as described in Section 3 of this Exhibit B.

3.	SFDC Support.

(a) Scope. As further described herein, SFDC’s Support Services consist of (i) Error Correction of Errors reported by Licensee that Licensee support personnel are unable to resolve using its first level support, and (ii) periodic delivery of Error Corrections and Updates when SFDC deploys them in the SFDC Service. SFDC’s Support Services will be available to Licensee 24 hours per day, 7 days per week, 365 days per year, to the extent practicable.

(b) Procedure.

(i) Report of Error. In reporting any Error, the Licensee support personnel making such a report will describe to the SFDC support personnel the Error in reasonable detail and the circumstances under which the Error occurred or is occurring and will initially classify the Error as a Priority A, B or C Error. SFDC, after careful review and consultation with Licensee, reserves the right to reclassify the Priority of the Error if reasonable in light of the facts and circumstances.

(ii) Efforts Required. SFDC shall exercise commercially reasonable efforts to correct any Error reported by Licensee’s support personnel in accordance with the priority level assigned to such Error by Licensee.

A. In the event of Priority A Errors, SFDC will within one hour of Licensee’s report commence verification of the Error and, upon verification, will initiate work to provide Licensee with an Error Correction. SFDC will work diligently to verify the Error and, once an Error has been verified, and until an Error Correction has been provided to Licensee, shall use commercially reasonable, diligent efforts to provide a workaround for the Error as soon as reasonably practicable. SFDC will provide Licensee with periodic reports (no less frequently than once every four hours) on the status of the Error Correction.

B. In the event of Priority B Errors, SFDC shall within four hours of Licensee’s report, commence verification of the Error and shall initiate work to provide Licensee with an Error Correction. Until an Error Correction has been provided to Licensee, SFDC shall use commercially reasonable, diligent efforts to provide a workaround for the Error. SFDC shall provide Licensee with periodic reports (no less frequently than once every six hours) on the status of the Error Correction.

C. In the event of Priority C Errors, SFDC shall within one week of Licensee’s report, commence verification of the Error and will initiate work to provide Licensee with an Error Correction. SFDC shall use commercially reasonable efforts to provide a workaround for the Error. SFDC will provide Licensee with periodic reports (no less frequently than once every week) on the status of the Error Correction.

II.	SERVICE LEVELS DURING INITIAL PHASE

Service levels (e.g., uptime percentage) shall be mutually agreed upon by the Parties within ninety (90) days of the Effective Date and shall be no less favorable than those offered or provided to any SFDC customer or licensee. Such levels shall include appropriate penalties (e.g., reductions in Licensee payments) for periods when the service levels fail to meet the agreed levels.

AMENDMENT #1 TO LICENSE AGREEMENT

This Amendment #1 is entered into this 28th day of February, 2001 by and between salesforce.com, Inc., a Delaware corporation (“SFDC”) and salesforce.com Japan, Ltd., a Japanese corporation (“Licensee”).

WHEREAS, pursuant to a joint venture agreement dated as of December 7,2000 (the “JV Agreement”), SFDC and Licensee entered into a license dated as of January 19, 2001 (the “License Agreement”).

WHEREAS, SFDC and Licensee desire to amend the License Agreement to better reflect the agreement by and between the parties.

NOW THEREFORE, SFDC and Licensee agree to the following amendments to the License Agreement:

1.	Section 4.4 is replaced in its entirety with the following:

Right of First Refusal. Licensee hereby grants to SFDC a right of first refusal to license, for use outside the Territory and not in connection with products or services targeted primarily at Customers or the Japanese market, any intellectual property, and associated Intellectual Property Rights, developed and owned by Licensee, including without limitation, patents, trademarks and know-how, except to the extent Licensee is prevented from granting such rights due to a pre-existing binding obligation to a third party governing such development (“Future IP”). Within twenty (20) days of receipt of written notice from Licensee describing any such Future IP, SFDC will notify Licensee of whether it is interested in pursuing negotiations to license such Future IP. If SFDC notifies Licensee of such interest, the Parties agree to enter into arm’s-length negotiations to determine the terms and conditions of such license. If the Parties are unable to reach agreement on such terms and conditions within sixty (60) days of commencing negotiations, or if SFDC fails to notify Licensee of its interest in pursuing negotiations within the notice period, Licensee will thereafter have the right to offer the Future IP to third parties without further obligation to SFDC.

2.	Section 9.6 is replaced in its entirety with the following:

Transition Period. For a period of eighteen (18) months following the date of termination notice (“Transition Period”; the Parties shall cooperate in good faith to permit Customers to smoothly transition with minimum disruption from the Japan Service offered by Licensee under this Agreement to a substitute service. Such efforts shall include, without limitation, the following: (i) subject to the following Section 9.6(B), Licensee will deliver a notice (“Notice”) to then-current Customers and Distributors under contract with Licensee informing them that the Japan Service will terminate no later than the end of the Transition Period; (ii) all licenses from one Party to the other Party will continue in effect during the Transition Period in accordance with their terms to permit the Parties to exercise their respective rights and perform their respective obligations during such period; (iii) Licensee may continue to provide the Japan Service to then-existing Customers during the Transition Period; (iv) SFDC will continue to provide such support, hosting and other services necessary to enable Licensee to continue to provide the Japan Service to existing Customers during the Transition Period; (v) Licensee will continue to pay to SFDC the percent of Net Revenues received with respect to the Transition Period in accordance with Section 8; (vi) Licensee may continue to use “salesforce.com” in its corporate name but will take such steps as are necessary to remove such word from the registered corporate name of Licensee by the end of the Transition Period; and (vii) all Customer licenses governing use of the Client Programs and User Documentation will survive in accordance with their terms. In addition, in the event that this Agreement is terminated:

(A) by SFDC pursuant to Section 9.2, then the Notice will also inform Customers and Distributors of the availability of a comparable substitute service specified by SFDC; or

(B) by Licensee pursuant to Section 9.2, then (i) SFDC shall deliver, to the extent not already delivered, all System Technology, any major or minor upgrades, updates, fixes, modifications, or enhancements to the System Technology, and all Localizations of the foregoing (and Licensee shall pay SFDC’s reasonable out-of-pocket costs, if any, incurred in completing such delivery); (ii) the Transition Period shall become perpetual (i.e. not limited to eighteen (18) months), provided that Licensee may terminate the Transition Period by written notice to SFDC and that in no event shall the Transition Period continue for more than eighteen (18) months beyond the effective termination date of the JV Agreement, and (iii) notwithstanding any of the foregoing provisions of this Section 9.6, Licensee shall have no obligation to deliver a Notice to Customers and Distributors.

Except as specifically amended herein, all other terms and conditions of the License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment #1 to be executed by their respective duly authorized officers.

SFDC:		LICENSEE:

salesforce.com, Inc. a Delaware corporation		salesforce.com Japan, Ltd. a Japanese corporation

By:	/s/ Andrew P. Hyde	By:	/s/ Akira Kitamura

Name:	Andrew P. Hyde	Name:	Akira Kitamura
Title:	Senior Vice President, Chief Financial Officer	Title:	President and CEO
Date:	March 1, 2001	Date:	February 28, 2001

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